Exhibit 10
                     INCOME TAX ALLOCATION AGREEMENT

This Income Tax Allocation Agreement ( Agreement ) dated January 1, 1996 is made between Great Western Financial Corporation ( GWFC ) and Aristar, Inc. ( Aristar ).

WHEREAS, GWFC has established an Income Tax Allocation Policy dated December 15, 1995, set forth in Exhibit A for the purpose of prescribing procedures to be followed for allocating income taxes and tax benefits among the corporate affiliates of GWFC, including Aristar and for the payment of the allocated tax and tax benefits by and to the affiliates;

WHEREAS, GWFC and Aristar desire to abide by the procedures prescribed in the Income Tax Allocation Policy;

NOW, THEREFORE, GWFC and Aristar agree as follows:

Beginning with the taxable year ending December 31, 1995, GWFC and Aristar will allocate income taxes and benefits in accordance with the terms of the Income Tax Allocation Policy and any amendments thereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement by authorized officers as of the date first written above.

GREAT WESTERN FINANCIAL CORPORATION

BY:  /s/ Carl F. Geuther
     Carl F. Geuther,
     Executive Vice President and
     Chief Financial Officer



ARISTAR, INC.

BY:  /s/ James A. Bare
     James A. Bare
     Director, Senior Vice
     President and Chief
     Financial Officer



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                                Exhibit A
              GREAT WESTERN FINANCIAL CORPORATION ( GWFC )
                      INCOME TAX ALLOCATION  POLICY


This Income Tax Allocation Policy is for the purpose of establishing procedures to be followedfor allocating taxes based on income and related tax benefits among the corporate affiliates ( Members ) of GWFC (the Group ) and for the payment of the allocated tax and tax benefits by and to the Members.

                       I.   Federal Income Taxes

A.   Regular Tax
The consolidated Federal income tax liability of the Group will be allocated to Members included in consolidated Federal income tax returns as follows:

(1) Each Member that would pay tax on a separate return basis (the Income Members ) will be allocated the amount of tax it would have paid for the taxable year if its tax were computed on a separate return basis, adjusted upward or downward, as appropriate, for limitations on items of income, deductions, and credits that are modified in consolidation.

Revised December 15,  1995

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(2)  The excess of the amount of tax allocation to the Income Members in (1)
     above over the consolidated regular tax liability of the Group (the Excess Tax Payments Pool ) shall be allocated as a tax benefit to each of the other Members of the Group (the Loss Members ) in a consistent manner that fairly reflects the losses and credits provided by the Loss Members and any applicable consolidated return limitations.

(3) If the Group has a consolidated net operating loss or excess tax credits for a year, the amounts determinable in (1) above will be based on the current year tax rate and the amount determinable in (2) above shall include the taxes recoverable from prior years resulting from the carryback of the consolidated net operating loss and excess tax credits, to consolidated return years and, where applicable, to the separate return years (as defined in the consolidated tax return regulations) of the Loss Members.

(4) A Loss Member will be allocated tax benefits for its net operating loss and excess tax credits determined only as they cause a reduction in the Group s consolidated tax liability for the current, past, or future year(s) in which they are utilized or they recover taxes from a separate return year of the Loss Member.

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(5)  A Loss Member will not be allocated a tax benefit for a tax loss in an amount that exceeds the amount determined by reference to its separate return loss reflecting consolidated limitations and applicable statutory tax rate for the year in which the loss is utilized. A balance remaining in the Excess Tax Payments pool after full benefits have been allocated to all Loss Members on the basis of this rule will be allocated back to Income Members in proportion to, and in reduction of, the amounts of tax allocated in (1) above.

B.   Alternative Minimum Tax ( AMT )
     The difference between the AMT and the regular tax ( AMT allocation ) will be allocated as follows: each Member will be allocated the lesser of 1) its separate company AMT,1 or 2) its portion of AMT Allocation based on the ratio of its separate company AMT to total AMT due if each Member of the Group were to file a separate Federal return. Any excess of consolidated AMT over the total separate company AMT will be allocated to Loss Members based on the ratio of its separate company loss to the total loss of all Loss Members.

______________________________________________
1 Separate company AMT is defined as the AMT that would be due if the Member were to file a separate Federal income tax return.



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When a credit for a prior year minimum tax liability reduces the consolidated regular tax for a year, such benefit will be allocated to the Members that were allocated AMT in the prior year in accordance with the preceding paragraph in a fair and equitable manner.

                      II.  State Income Taxes

Except as provided below, each Member will be allocated a share of the state taxes on income as follows:
(1) The Great Western Corporate Tax Department ( Tax Department ) will calculate a consolidated blended state effective tax rate ( Blended
     Rate ) by dividing the projected state income tax on state adjusted book income2 by book taxable income.

(2)  Each Member s state tax provision or benefit will be calculated by:

a) adjusting its beginning of the year deferred tax liability or asset account to reflect the most current Blended Rate, and

___________________________________
2 State adjusted book income takes into consideration adjustments for prior years and for California and Florida permanent differences, apportionment factors and taxation rules. Consideration will be given to other state adjustments when, in the opinion of the Tax Department, they become significant.



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b)   multiplying its pre-tax book income (loss) by the final Blended Rate for the year.

c) For the Consumer Finance Group ( CFG ), it is intended that the amount of state income tax or tax benefit charged or credited to CFG will approximate the amount that would have been payable or recoverable by CFG if it s Members had filed their state income tax returns on a separate entity basis (or separate subgroup basis for combined state returns). Any deficit or benefit arising therefrom will be allocated to GWFC.

     The Tax Department will utilize a reasonable method to estimate the amount that would have been payable or recoverable by CFG on a separate entity basis (or separate subgroup basis for combined state returns).

     The Tax Department will review, on an annual basis, the state income taxes allocated to CFG under the above to ascertain that the methodology used by the Tax Department is consistent with the intent of this subparagraph and is reasonable in relationship to the taxes paid or owed by CFG to taxing authorities.

(3) After the tax returns for the year are filed and the provision-to-return reconciliation is completed, the Tax Department will calculate each


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     Member's total California cumulative temporary differences as of December
     31 of the prior year.3 This total will be multiplied by the most current Blended Rate to derive the correct balance in each Member s deferred tax account.

(4) The balances in the current and deferred tax liability accounts less the current year provision will be adjusted to the deferred tax balance computed in (3) above, and the difference will be settled through the intercompany accounts.

(5) The amount of tax benefit allocated to a Loss Member by GWFC will not exceed the actual tax reduction or refund allowed to be recognized under Generally Accepted Accounting Principles by the Group due to the Member's loss.



____________________________________
3 Current year deferred tax items are excluded from this analysis due to their tentative nature.

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(6)  If a Member s operations are conducted wholly within a state that does not impose a tax based on corporate income, no consolidated state income tax or tax benefit will be allocated to it. Any deficit or benefit arising therefrom will be allocated to GWFC.

(7) The amount of tax or tax benefit charged or credited to a regulated corporation by GWFC will not exceed the amount that would have been payable or recoverable by the regulated corporation if it had filed its tax returns on a separate entity basis. Any deficit or benefit arising therefrom will be allocated to GWFC. In addition, the regulated corporation will not pay deferred tax liabilities to the holding company. This paragraph takes precedent over all other provisions of the agreement.

(8) An insurance company Member will not be allocated income tax or tax benefit related to a state that imposes a gross receipts tax in lieu of a tax on income. Any deficit or benefit arising therefrom will be allocated to GWFC.

(9) The Tax Department will review, on an annual basis, the state income taxes allocated and the state tax liabilities determined under this policy to assure that the results are consistent with Generally Accepted Accounting Principles and reasonable in relationship to the taxes paid.


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                 III.   Amended Returns and Audit Adjustments

Any change in the tax liability due to the filing of an amended return or an audit by a taxing authority will be allocated among the Members in accordance with the above rules.

                             IV.    Tax Payments

A Member may be required to make a payment under this policy at such time as GWFC is required to make related payments to the government or to other Members.

If a payment is to be made to a Member under this policy, such payment shall be made as soon as possible after the filing of the related return, receipt of refund, or calculation of correction of prior payment.